Strategic Environmental & Energy Resources, Inc. 10-Q

Exhibit 10.5

IRREVOCABLE LICENSE & ROYALTY AGREEMENT

This LICENSE & ROYALTY AGREEMENT (“Agreement”) is entered into this 21st day of March, 2012 by Strategic Environmental & Energy Resources, Inc. a Nevada corporation (“SEER”) and Paragon Waste Solutions, LLC, a Colorado limited liability company (“PWS”)

RECITALS

WHEREAS, pursuant to that certain Exchange & Acquisition Agreement dated August 10, 2011, (“EA Agreement”) SEER purchased and acquired from Black Stone management Services, LLC (“BSMS”) certain technology relating to cold plasma oxidation and all the Intellectual Property arising out of or related to the technology (“Technology”); and

WHEREAS, by agreement the Technology currently resides wholly and exclusively in SEER; and

WHEREAS, pursuant to the terms and conditions of the EA Agreement, the parties to that agreement agreed to irrevocably license the Technology to PWS;

WHEREAS, in exchange for various consideration paid and received, and equity distributions, in exchange for licensing the Technology to PWS, PWS has agreed to grant SEER a royalty interest in any and all revenues generated by PWS from any source throughout the world (“Royalty Territory”) from the exploitation, utilization or commercialization of the Technology.

WHEREAS, the parties intend that such license to use the Technology will be an exclusive license;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1.                              DEFINITIONS

1.1 Affiliate means, with respect to any specified person, any other person which controls, is under common control with, or is controlled by such specified person.

1.2 Gross Revenues means the gross revenue collected and realized by PWS or its Affiliates during the Term from any and all commercial endeavors in the Royalty Territory directly or indirectly involving the Technology.

1.3 “CoronaLux System” or “Technology” means the combination of pyrolytic and plasma unit as described in US Patent (and/or Provisional) Application 61/648377, and all subsequent additions, improvements, CIP’s and other affiliated patents.

1.4 Royalty means five percent (5%) of Gross Revenues from the sale or lease of the CoronaLux System.

1.5 Term means the period commencing as of the date of this Agreement and shall continue for a period not to exceed the life of the patent or patents filed by SEER.

2. ROYALTIES

2.1 License. SEER hereby irrevocably and exclusively grants a world-wide license to PWS of all of its rights to the Technology (“License”) in exchange for the payment by PWS to SEER of any Royalty accruing under this Royalty Agreement on a quarterly basis in arrears. These royalty payments shall be made by PWS out of its retained earnings. In the event PWS has no quarterly retained earnings from which it can make the royalty payment, all such payments shall accrue and be paid out of subsequent retained earnings of PWS. This License shall provide PWS with the exclusive right to exploit, utilize and commercial the Technology in the Royalty Territory for the Term.

2.2 Payment. Within thirty (30) days after the end of each calendar quarter during the Term, PWS shall submit to SEER a statement in writing indicating the Gross Revenues during the previous calendar quarter and a calculation of the Royalty due along with payment of the appropriate Royalty amount (“Royalty Statement”). Upon termination or expiration of this Royalty Agreement, all past due Royalties shall be accelerated and shall immediately become due and payable.

2.3 Sub Licenses. PWS may sub license the Technology in the best interest of SEER. Any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining Royalty payments due SEER.

2.4 No Minimum Payments. PWS shall use all commercially reasonable efforts to offer, promote and market the Technology for sale and use in the Marketing Territory. However, SEER agrees and acknowledges that: (a) PWS assumes no obligation to pay any minimum Royalty hereunder; (b) PWS has full power, authority and discretion to establish the price and terms related to the exploitation of the Technology; and (c) there is no guarantee that the marketing or deployment of the Technology will be successful or that the Technology will generate Gross Revenues, or a resulting Royalty, in any minimum amount.

2.5 Audit. PWS agrees to maintain accurate and complete records of all Gross Revenues and Royalty payments made pursuant to this Royalty Agreement (the “Records”). The Records will be retained for a period of at least one (1) year following the date a Royalty payment is made to SEER hereunder. With prior written notice of at least thirty (30) days, DSC agrees to permit SEER or any person or entity designated by SEER to examine and audit the Records, provided that PWS may require such third party representative to sign a non-disclosure agreement prior to any such disclosure. The audit will be conducted during normal business hours at the place the Records are normally maintained and will not unreasonably disrupt PWS’s business. In the event such audit discloses an underpayment or overpayment of Royalties due hereunder, the appropriate party will promptly remit the amounts due to the other party within thirty (30) days. Such audit shall be conducted at SEER’s expense; unless a discrepancy or error resulting in an under-payment exceeding five percent (5%) of the amount actually due is found in conjunction with audit, in which case, the cost of such audit shall be borne by PWS. Prompt adjustment shall be made by the appropriate party to compensate for any errors or omissions disclosed by such audit.

3. TERMINATION AND TRANSFER

3.1 Termination. Notwithstanding the Term, this Royalty Agreement shall terminate upon written notice from one party to the other if the party receiving such notice is in material breach of its obligations hereunder, or if any of its representations hereunder prove false or misleading, and the same is not cured within thirty (30) days from that date of such notice.

3.2 Sale or Transfer. PWS is prohibited from selling or otherwise transferring the Technology without the written consent from the Board of Directors of SEER. Any attempt to sell or transfer the Technology without the written consent of SEER shall be void ab initio.

4. Rights of PWS

4.1 Title. PWS acknowledges SEER’s ownership of the Technology and shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of SEER in and to the Technology.

4.2 Regulatory Filings. PWS will be responsible, at its sole discretion, for obtaining and maintaining any and all regulatory approvals necessary or useful for the marketing, placement, promotion or exploitation of the Technology. SEER shall provide any documents requested by PWS in connection with obtaining and maintaining such approvals.

4.3  Product Design. PWS shall be entitled, in its sole discretion, to make any improvements or adjustments to the Technology as it deems necessary or desirable.

4.4  Intellectual Property Rights. SEER represents and warrants that no filing with, consent, approval, authorization, order, registration, or qualification of any third party is necessary for or required for the valid execution, delivery and performance by SEER of its obligations under this Agreement.  In furtherance thereof, SEER represents and warrants that the Technology, with respect to either design or operation, and the SEER IP will not result in a default of or breach by SEER under any third-party agreement or its affiliates with respect to the Technology.

4.5 Intellectual Property Enforcement Rights. PWS may enforce any patent, trade secrets or other intellectual property rights related to the SEER Technology against infringers, and receive damages awarded against the infringers in any such enforcement actions. Each party shall: (a) at the other’s written request, execute all instruments and take all other steps necessary to assist in any intellectual property right enforcement efforts; and (b) immediately notify the other in writing in the event it learns of any claim or act of any third party that constitutes or may constitute or result in the infringement or any other violation of the intellectual property rights in the SEER IP or Technology.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Representations and Warranties of PWS. PWS represents and warrants that it has the requisite organizational authority and power to enter into this Agreement.

5.2 Representations and Warranties of SEER. SEER represents and warrants that it has the requisite organizational authority and power to enter into this Agreement; that its contributions to the Technology and the SEER IP will not, to its knowledge, infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of any third party; that no third party has any rights, intellectual property or otherwise, in the SEER IP; and that its performance hereunder are not subject to any restriction or limitation, contractual or otherwise, and will not constitute a breach of any agreement or commitment to which it is bound.

6.      MISCELLANEOUS

6.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such matter.

6.2 Binding Agreement: Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of PWS and SEER. Neither party shall assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that no such consent shall be required for any assignment by a party of this Agreement or any rights or obligations hereunder to any: (i) Affiliate of such party; or (ii) successor pursuant to a merger, consolidation or sale of all or substantially all of its assets. Any attempted assignment in violation of this Section shall be void ab initio. Any permitted assignee or successor of a party shall be bound by all the terms and conditions of this Agreement, including, but not limited to, the applicable Royalty payments to SEER.

6.3 Amendment and Waiver. This agreement may be amended or any provision of this Royalty Agreement may be waived only if such amendment or waiver is set forth in a writing executed by all parties. The failure of any party to enforce any provision or the right of such party thereafter to enforce such provision or any other provision of this Royalty Agreement shall not constitute a waiver of such provision.

6.4 Relationship of Parties. The parties agree that nothing in this Agreement shall be construed to create the relationship of employer and employee between the parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Royalty Agreement. No party shall act or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit the other party to any obligations.

6.5 Severability. The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Royalty Agreement shall be found to be illegal, invalid or unenforceable, this Royalty Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.

6.6 Confidential Information. Except as expressly provided herein, the parties agree that each shall keep the terms of this Agreement confidential, except as to their lawyers, accountants or advisors. SEER shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by PWS hereto pursuant to this Agreement, except that to the extent that it can be established by SEER by competent proof that such Confidential Information:

(i) was already known to SEER, other than under an obligation of confidentiality, at the time of disclosure;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to SEER;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of SEER; or

(iv) was independently developed by SEER.

For purposes of this section, “Confidential Information” shall mean the terms of this Agreement, the Royalty Statements and the Records, and any and all information, know-how and data, whether oral, written or graphical, disclosed or provided by PWS to SEER, including but not limited to any drawings, plans, analysis, materials, product or conclusions drawn or derived therefrom or which may be derived from or related to any visits by personnel of one party to the location of the other or may be otherwise known to one party through its visits or contacts with the other.

6.7 Waiver. No waiver by either party of any condition or of any breach of any term contained in this Agreement shall be deemed a waiver of such condition or term.

6.8 Governing Law Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to conflicts of law provisions thereof. The parties shall submit all disputes which arise under this Agreement to binding arbitration to be conducted under the applicable rules and regulations of the AAA and in Denver, Colorado for resolution.

6.9 Notices. All notices under this Agreement shall be in writing and sent by first class mail or by reputable courier service to the addresses of the respective parties to such address as the party may hereafter specify by written notice so given. Notices shall be effective upon receipt at the location of the specified address. Either party may change its address for notice purposes by providing written notice of the change of address to the other party.

6.10 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same agreement.

In WITNESS WHEREOF and intending to be legally bound hereby, the parties have executed this Irrevocable License & Royalty Agreement as of the dates set forth below.

STRATEGIC ENVIRONMENTAL &	PARAGON WASTE SOLUTIONS, LLC
ENERGY RESOURCES, INC.

By: J. John Combs III	By: Fortunato Villamagna

/s/ J. John Combs III	/s/ Fortunato Villamagna

Title: CEO	Title: President

Date: 1/15/2013	Date: 1/15/2013

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